Exhibit 99.2

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677-2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Pfizer to invest $25 million in Monogram

Collaboration to secure worldwide availability of Monogram’s Co-Receptor Tropism Assay

SOUTH SAN FRANCISCO, Calif., May 8, 2006 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today announced that Pfizer, Inc (NYSE:PFE) has agreed to invest $25 million in Monogram and has entered into a worldwide non-exclusive collaboration agreement for Monogram’s Co-Receptor Tropism Assay.

Under the terms of the agreements, Pfizer will invest $25 million in Monogram through a 3% Senior Secured Convertible Note, payable in May 2010. The investment, which is subject to customary closing conditions, is expected to close this month.

Separately today, Pfizer and Monogram jointly announced the signing of a Collaboration Agreement in order to make Monogram’s Co-Receptor Tropism Assay available for patient use on a global basis. The Co-Receptor Tropism Assay has been utilized in HIV/AIDS clinical trials for Pfizer’s investigational CCR5 inhibitor drug candidate, maraviroc.

“Monogram and Pfizer have had an outstanding business relationship for a number of years,” said William D. Young, Monogram CEO. “In 2002, Pfizer made an equity investment in Monogram and since that time, we have provided sophisticated molecular diagnostic testing services and scientific assistance in the area of HIV drug resistance for many of Pfizer’s HIV programs, including the ongoing Phase III maraviroc clinical development program. We are now delighted to be significantly extending that relationship through Pfizer’s investment of additional capital and through a collaboration to make our Co-Receptor Tropism Assay available globally.

“Pfizer’s $25 million investment is expected to provide significantly greater financial flexibility to Monogram,” said Alfred G. Merriweather, Monogram’s Chief Financial Officer. “At the end of the first quarter of 2006, we had $67 million in cash and investments. On a proforma basis, including the anticipated proceeds of Pfizer’s investment, these cash resources would be $92 million. This strengthening of our balance sheet gives us enhanced flexibility to address our business and financial opportunities and to facilitate Monogram’s continued growth and development.”

Convertible Note Financing

Pfizer will invest $25 million in Monogram through a Senior Secured Convertible Note. The note will bear interest at 3%, payable quarterly in cash, or at Monogram’s option, in Monogram Common Stock, subject to certain limitations. The Note will be issued on May 19, 2006, subject to the satisfaction of customary closing conditions, and will be due on May 19, 2010, unless converted earlier. The Note will be convertible at Pfizer’s option into Monogram Common Stock at a conversion price which shall be initially set at a 20% premium to the average closing price of Monogram Common Stock during a specified period prior to the issuance of the Note. Monogram is obligated to file a registration statement for the estimated number of shares of Common Stock underlying the Note within thirty days of issuance of the Note. After this registration statement is effective, the Note will automatically convert at any time should the closing price of Monogram’s Common Stock be greater than 150% of the conversion price for twenty out of thirty consecutive trading days. The Note will be secured by all assets related to Monogram’s HIV testing business, will be subject to certain covenants by Monogram and will be senior in right of payment to all existing and future indebtedness, subject to certain limited exceptions.

Collaboration Agreement

The collaboration agreement is for the period through December 31, 2009 and is renewable by Pfizer for five successive one-year terms. Under the agreement, Pfizer and Monogram will collaborate to make Monogram’s Co-Receptor Tropism Assay available globally. Monogram will take the lead in commercialization of the Co-Receptor Tropism Assay in the United States and Pfizer will take the lead internationally.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking. These forward-looking statements include references to activities expected to occur in connection with the Collaboration Agreement between Monogram and Pfizer, Pfizer’s expected investment in Monogram and the expected impact of that investment. These forward looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to the implementation of the Collaboration Agreement between Monogram and Pfizer; the risk that Pfizer’s investment in Monogram may not be completed when expected, or at all; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the use of our Co-receptor Tropism assay for patient use in the event of approval of any CCR5 inhibitors; our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; seasonal effects on revenue due to holiday periods which often affect the first and third quarters; whether payors will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; the potential impact of cash and or stock payments by us on the Contingent Value Rights issued to former stockholders of ACLARA; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause our actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.